Explanation of Responses:
1.
This Form 4 is filed on behalf of Matthew Lindenbaum, Bennett Lindenbaum and Basswood Capital Management, L.L.C. (collectively, the “Reporting Persons”). Basswood Capital Management, L.L.C. is the investment manager or adviser to Basswood Financial Fund, LP (“BFF”), Basswood Opportunity Fund, Inc. (“BOF”), Basswood Financial Long Only Fund, LP (“BLOF”), Basswood Opportunity Partners, LP (“BOP”), Basswood Financial Fund, Inc. (“BFF, Inc.”) and Basswood Enhanced Long Short Fund, L.P. (“BELS” and, together with BFF, BOF, BLOF, BFF, Inc. and BOP, the “Funds”) and the managed accounts and may be deemed to have a pecuniary interest in the Common Stock directly held by the Funds and held in the managed accounts. Matthew Lindenbaum and Bennett Lindenbaum are the managing members of Basswood Capital Management, L.L.C. and may be deemed to have a pecuniary interest in the Common Stock directly held by the Funds and held in the managed accounts, and also directly hold shares of Common Stock.  In accordance with Instruction 4(b)(iv), the entire amount of Common Stock held by the Funds or managed accounts are reported herein. Each Reporting Person disclaims beneficial ownership of all shares of Common Stock that are beneficially owned by the Funds or managed accounts, except to the extent of any direct or indirect pecuniary interest therein. Basswood Capital Management, L.L.C. also disclaims beneficial ownership of the shares held directly by Matthew Lindenbaum and Bennett Lindenbaum. Matthew Lindenbaum and Bennett Lindenbaum each disclaim beneficial ownership of the shares held directly by the other.

2.	Common Stock held directly by certain separate accounts managed by Basswood Capital Management, L.L.C.
3.	Common Stock held directly by Basswood Financial Fund, LP.
4.	Common Stock held directly by Basswood Financial Long Only Fund, LP.
5.	Common Stock held directly by Basswood Financial Fund, Inc.
6.	Common Stock held directly by Basswood Opportunity Partners, LP.
7.	Common Stock held directly by Basswood Opportunity Fund, Inc.
8.	Common Stock held directly by Basswood Enhanced Long Short Fund, L.P.
9.	Common Stock held directly by Matthew Lindenbaum.
10.	Common Stock held directly by Bennett Lindenbaum.

Remarks:
Date: March 14, 2018